UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2012

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Washington Electric and Natural Gas General Rate Cases
On December 26, 2012, the Washington Utilities and Transportation Commission (UTC) approved the settlement agreement between Avista Corporation (Avista Corp. or the Company) and certain other parties, related to Avista Corp.'s electric and natural gas general rate cases. The settlement agreement was originally filed with the UTC on October 19, 2012 and parties to the settlement agreement include the staff of the UTC, Northwest Industrial Gas Users, Industrial Customers of Northwest Utilities and The Energy Project, a low-income customer advocacy group. The Public Counsel Section of the Washington Office of the Attorney General and the Northwest Energy Coalition did not join in the settlement agreement.

Under the terms of the approved settlement agreement, effective January 1, 2013, Avista Corp. is authorized to implement base rate changes designed to increase its annual revenues from Washington electric customers by $13.6 million (or 3.0 percent on average), and from Washington natural gas customers by $5.3 million (or 3.6 percent on average). Also, a one-year credit of $4.4 million will be returned to electric customers from the existing Energy Recovery Mechanism (ERM) deferral balance such that the net overall electric rate increase to customers in 2013 will be 2.0 percent. The credit to customers from the ERM balance will not impact the Company's net income.

Further, the settlement authorizes Avista Corp. to implement additional temporary base rate changes effective January 1, 2014, designed to increase its annual revenues from Washington electric customers by an additional $14.0 million (or 3.0 percent on average), and from Washington natural gas customers by an additional $1.4 million (or 0.9 percent on average). Also, a one-year credit of $9.0 million will be returned to electric customers from the then-existing ERM deferral balance, if such funds are available, such that the average bill increase to customers effective January 1, 2014 will be 2.0 percent.

The UTC order approving the settlement agreement included certain conditions. The new retail rates to become effective January 1, 2014 will be temporary rates, and on January 1, 2015 electric and natural gas base rates will revert back to 2013 levels absent any intervening action from the UTC. Included in the original settlement agreement is a provision that Avista Corp. will not file a general rate case in Washington seeking new rates to take effect before January 1, 2015. Avista Corp. can, however, make a filing prior to January 1, 2015, but new rates resulting from the filing would not take effect prior to January 1, 2015. The Company currently intends to file a general rate case in early 2014 with proposed rates that would take effect on January 1, 2015.

In addition, in its Order, the UTC found that much of the approved base rate increases are justified by the planned capital expenditures necessary to upgrade and maintain the Company's utility facilities. If these capital projects are not completed to a level that was contemplated in the original settlement agreement, this could result in base rates which are considered too high by the UTC. As a result, Avista Corp. must file capital expenditure progress reports with the UTC on a periodic basis so that the UTC can monitor the capital expenditures and ensure they are in line with those contemplated in the settlement agreement. The Company expects total utility capital expenditures among all jurisdictions to be approximately $260 million for each of 2013 and 2014.

Also, as part of the approved settlement agreement, the deferral mechanism related to certain generation plant maintenance costs at the Company's Coyote Springs 2 natural gas-fired generation plant and its 15 percent ownership interest in Units 3&4 of the Colstrip generation plant will terminate on December 31, 2012. The deferral balance at December 31, 2012 will continue to be amortized over a four-year period, consistent with a prior general rate case settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	December 31, 2012	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President
and Chief Financial Officer